EXHIBIT 99

[inTEST News Release Letterhead]

inTEST CORPORATION ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

CHERRY HILL, NEW JERSEY - October 24, 2001... inTEST Corporation (NASDAQ:INTT) today announced its financial results for the quarter ended September 30, 2001. Net revenues for the quarter were $7.4 million, a 55% decrease from the quarter ended June 30, 2001. The net loss for the quarter, before special charges, was $3.3 million or $.40 per share, compared to net earnings, before special charges, of $234,000 or $.03 per share for the quarter ended June 30, 2001. Special charges, net of income tax, for the third quarter amounted to $6.5 million or $.79 per share compared to $270,000 or $.03 per share for the second quarter. This resulted in a net loss of $9.8 million or $1.19 per share for the quarter ended September 30, 2001 compared to a net loss of $36,000 or breakeven per share for the quarter ended June 30, 2001. Orders for the Company's products for the quarter ended September 30, 2001 were $6.1 million, a decrease of 35% from the quarter ended June 30, 2001.

The special charges for the third quarter included incremental additions to the inventory obsolescence reserve of $2.9 million or $.23 per share, net of income tax, and the write-off of $4.6 million of impaired goodwill, or $.56 per share, which was associated with the 1998 acquisition of TestDesign Corporation. The special charge for the second quarter was an incremental addition to the inventory obsolescence reserve of $450,000, or $.03 per share, net of income tax. The additions to the inventory obsolescence reserve, which normally approximate $150,000 per quarter, were made due to the continued industry-wide downturn.

Robert E. Matthiessen, President and CEO said, "The semiconductor capital equipment market downturn continued to erode our net revenues during the third quarter. Although we experienced a slight increase in our quote and order activity during August, the events of September 11 seem to have put us firmly back in the doldrums. Our current business is associated primarily with equipment used for new technology, while sales of equipment for capacity is at a virtual standstill. The industry consensus puts the recovery in the second half of 2002 and we see nothing to contradict that assessment. Consequently, we have continued to reduce expenses through reductions in headcount and compensation with the goal of maintaining our present cash reserves. At the same time, we are moving forward with research and development that we consider critical for inTEST's and its customers' future."

inTEST Corporation is a leading independent designer, manufacturer and marketer of manipulator and docking hardware products, temperature management systems and customized interface solutions that are used by semiconductor manufacturers to perform final testing of integrated circuits and wafer products. Headquartered in Cherry Hill, New Jersey, inTEST has manufacturing facilities in New Jersey, Massachusetts, California, the UK and Singapore. In addition, inTEST also has offices in Japan and Germany, which provide design, sales, service and support, with additional support personnel in Arizona and Texas.

The statements by Mr. Matthiessen are forward-looking statements that are based upon management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. In addition to the factors discussed above, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; a deeper or longer decline in the demand for integrated circuits than presently expected; changes in rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; costs associated with, and progress in, the integration of acquired operations; the effectiveness of our cost reduction programs; and other risk factors set forth from time to time in our SEC filings including, but not limited to, our report on Form 10-K for the year ended December 31, 2000.

As previously announced, there will be a conference call hosted by management on Wednesday, October 24, 2001 at 9:00 a.m. EST. This call will be webcast live by CCBN and can be accessed through the investor relations section of the Company's website at www.intest.com. It is recommended that participants register at least 10 minutes prior to the broadcast. The call will be archived for 60 days on the Company's website.

SELECTED FINANCIAL DATA
(In thousands, except per share data)

Consolidated Statements of Earnings Data:
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,

	2001	2000	2001	2000

Net revenue	$ 7,428	$24,491	$44,208	$66,061
Gross margin	(1,747)	11,261	11,748	31,742
Operating expenses:
Selling expense	1,864	3,252	7,009	8,279
Engineering and product development expense	1,603	1,591	4,837	4,662
General and administrative expense	2,475	1,999	6,469	5,342
Impairment of goodwill	4,612	-	4,612	-
Write-off of deferred offering costs	-	415	-	415
Merger-related costs	-	-	-	2,672
Operating income (loss)	(12,301)	4,004	(11,179)	10,372
Other income	117	182	478	445
Income tax expense (benefit)	(2,360)	1,552	(1,699)	4,911
Net earnings (loss)	(9,824)	2,634	(9,002)	5,906

Net earnings (loss) per share - basic	$(1.19)	$0.32	$(1.09)	$0.72
Weighted average shares outstanding - basic	8,290	8,232	8,269	8,187

Net earnings (loss) per share - diluted	$(1.19)	$0.31	$(1.09)	$0.70
Weighted average shares outstanding - diluted	8,290	8,476	8,269	8,485

Consolidated Balance Sheets Data:
	As of:
	9/30/01	12/31/00

Cash and cash equivalents	$ 6,974	$ 5,680
Trade accounts and notes receivable, net	5,732	14,752
Inventories	9,091	12,559
Total current assets	26,499	34,899
Net property and equipment	6,147	5,087
Total assets	34,216	46,529
Accounts payable	1,963	4,563
Accrued expenses	2,235	3,568
Total current liabilities	4,276	8,131
Noncurrent liabilities	317	-
Total stockholders' equity	29,623	38,398